 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 12, 2016

ESSENDANT INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2016, the Company’s Human Resources Committee (the “Committee”) approved amendments to the Company’s Executive Severance Plan (the “ESP”) to align the ESP with general industry severance programs and the terms of updated Executive Employment Agreements with Named Executive Officers who are not eligible to participate in the ESP. The primary changes to the ESP are as follows:

1.Provide benefits to executives who terminated their employment for Good Reason (as defined in the ESP) at any time within two years following the initial existence of the condition giving rise to Good Reason, rather than only during the two-year period following a Change of Control (as defined in the ESP).

2.Spread the payments of cash severance following a non-Change of Control termination over a period of 18-24 months rather than paying cash severance in a lump sum 90 days after the termination date.

3.Provide medical benefits for 18 months following the termination date rather than six months.

4.Provide outplacement assistance for all executives who receive severance rather than only for executives who receive severance for termination within two years after a Change of Control.

5.Provide maximum outplacement benefits of $35,000 ($60,000 for the Company’s Chief Executive Officer) rather than $25,000.

6.Eliminate interest payments on severance payments that are delayed due to Section 409A of the Internal Revenue Code.

A copy of the amended ESP is attached hereto as Exhibit 10.1.

Also on July 12, 2016, pursuant to the Company’s 2015 Long-Term Incentive Plan (the “Plan”), the Committee approved a cash incentive award (the “Award”) to Richard D. Phillips, the Company’s Senior Vice President of Strategy and President, ORS Industrial. The Award was in recognition of additional responsibilities Mr. Phillips has assumed since being named President of ORS Industrial in November 2015 and the critical role he will play in repositioning ORS Industrial, diversifying its business, and growing earnings. Under the Award, the amount paid to Mr. Phillips will range between $400,000 and $800,000 based on the Committee’s assessment of Mr. Phillips’ attainment of these diversification and growth objectives, provided that the Company’s cumulative Earnings Per Share (as defined in the Award agreement) for the four calendar quarters ending June 30, 2017 exceed $0.50 per share. The Committee will review Mr. Phillips’ progress against these goals annually, and the Committee may update and revise the goals to reflect the Company’s evolving plans and strategies.

Mr. Phillips will not receive any payment under the Award if his employment with the Company terminates for any reason prior to December 31, 2018, subject to the following exceptions:

1.If (a) the Company’s cumulative Earnings Per Share for the four calendar quarters ending June 30, 2017 exceed $0.50 per share and (b) the Company sells its ORS Industrial business before Mr. Phillips’ employment terminates, then Mr. Phillips will receive between $0 and $320,000, with the amount determined based on the date the ORS Industrial business is sold.

2.If (a) the Company undergoes a Change of Control and (b) after the Change of Control but before a sale of the ORS Industrial business, Mr. Phillips’ employment is terminated by the Company without Cause (as defined in the Plan), by Mr. Phillips with Good Reason (as defined in the Plan), or as a result of Mr. Phillips’ death or Disability (as defined in the Plan), then Mr. Phillips will receive between $0 and $320,000, with the amount determined based on the date Mr. Phillips’ employment terminates.

3.If (a) the Company’s cumulative Earnings Per Share for the four calendar quarters ending June 30, 2017 exceed $0.50 per share and (b) prior to a Change of Control or a sale of the ORS Industrial business, Mr. Phillips’ employment terminates as a result of Mr. Phillips’ death or Disability, then Mr. Phillips will receive between $0 and $320,000, with the amount determined based on the date Mr. Phillips’ employment terminates.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Essendant Inc. Executive Severance Plan*

 ______________

* Represents a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ESSENDANT INC.
Date: July 18, 2016	/s/Eric A. Blanchard
Senior Vice President, General Counsel and Secretary